UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 30, 2014

Fanatic Fans Inc.
(Exact name of Registrant as specified in its charter)

Nevada (State or other Jurisdiction of Incorporation or organization)	000-53548 (Commission File Number)	86-0970023 (IRS Employer I.D. No.)

2944 Delta Waters Road, Medford, Oregon 97504

(Address, including zip code, and telephone and facsimile numbers, including area code, of registrant’s executive offices)

Calibrus, Inc.
11103 E. Graythorn Drive, Scottsdale, AZ 85262

(Former name, former address and former fiscal year, if changed since last report)

ITEM 1.01  Entry into a Material Definitive Agreement.

(See description under Item 2.1 below.)

ITEM 2.01  Completion of Acquisition of Assets.

On June 30, 2014, the Registrant (hereinafter the “Company”), entered into a definitive agreement (the “Agreement”) with Mr. Wayne A. Zallen, David Tobias and Carl Sanko for the acquisition of WCS Enterprises, LLC, an Oregon limited liability company (the “Target Company”).  The Agreement is attached to this filing as Exhibit 10.1. Currently, there are approximately twenty-two states plus the District of Columbia that have laws and/or regulations that recognize in one form or another legitimate medical uses for cannabis and consumer use of cannabis in connection with medical treatment. Other states are considering similar legislation.  The Target Company is a real estate purchaser, developer and manager of specific use industrial properties providing “Condo” style turn-key aeroponic grow facilities to support cannabis farmers. The Company intends to own, lease, sell and manage multi- tenant properties so as to reduce the risk of ownership and reduce costs to the tenants and owners.  The Company is not involved in the growing, distribution or sale of cannabis.

In exchange for 100% of the ownership interest of the Target Company, the Company issued 20,410,000 restricted shares of the Company’s common stock.  The shares were issued to a total of three persons pursuant to the exemption from registration set forth in Section 4(2) of the Securities Act of 1933.

ITEM 3.02  Unregistered Sales of Equity Securities.

(See description under Item 2.1 above.)

ITEM 5.01  Changes in Control of Registrant.

In connection with the transaction described in Item 2.1, Wayne A. Zallen gained control of the Company by virtue of his stock ownership in the Company.  Mr. Zallen acquired 18,369,000 shares of common stock on June 30, 2014, in exchange for his ownership share of the Target Company.  The share acquisition gave Mr. Zallen effective control of the Company by virtue of holding approximately 45% of its voting capital.  Prior to June 30, 2014, the Company was controlled by a conglomerate of minority shareholders.

ITEM 5.02  Departure of Certain Officer; Election of Certain Officer; Compensatory Arrangements of Certain Officers.

On June 30, 2014, Jeff Holmes resigned as the CEO of the Company, Greg Holmes resigned as the President of the Company and Kevin Asher resigned as the CFO of the Company.  New officers to fill these position will be elected in the near future.

ITEM 9.01  Exhibits.

Exhibit No.	Exhibit Name

10.1	Exchange Agreement

SIGNATURE PAGE

Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fanatic Fans, Inc.

Dated: June 30, 2014	By:	/s/ Jeff Holmes
Jeff Holmes
Sole Director